UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     Set forth below are excerpts from articles that include comments that were made by, or based on statements made by, William A. Ackman, the founder and managing member of the general partner of Pershing Square Capital Management, L.P.
     Excerpts below in quotation marks connote quotes from Mr. Ackman, all others are excerpts from the article as written by the author.
1.	“In Target-Ackman fight, push has come to shove,” by Jackie Crosby, the Star Tribune (May 9, 2009)

On the proxy contest:
•	“It’s not a fight, it’s an election,” said Ackman, 43, one of the country’s most active hedge fund managers. He insists the current proxy battle has the populist goals of giving people a choice and holding boards accountable. “The risk of great companies is that they become insular,” said Ackman, who has taken on McDonald’s, Wendy’s, Barnes & Noble and Bloomington-based Ceridian. “The board is not willing to take outside input. If it isn’t invented here, it’s no good. One of the benefits of a few new board members is that it lights a fire under the company. It brings in new energy and a new focus.”

•	This contest, he maintains, is about changing the board, not running the company. “We support management,” he insists.
2.	“Taking aim at Target,” by Jennifer Reingold, published by Fortune on May 10, 2009

On the real estate ideas that Pershing Square presented to Target:
•	But the real estate is also an asset that Ackman, the son of a real estate investor, says has never been properly valued. In May 2008, when the stock market was still booming and leverage still sexy, he proposed an IPO of the ground under the stores, creating a debt-free REIT that would earn the company a lot of cash but would also require it to pay regular rent in long-term ground leases. Steinhafel, he says, was intrigued. But after a review by Goldman Sachs, Target turned him down in September, citing a fear of affecting its credit rating and the uncertainty in the real estate market.

•	Ackman says the REIT would let Target take advantage of bankrupt retailers’ properties in this environment. He also says Stein is wrong because Target owns the buildings and there are no covenants in the ground lease that would affect building changes. In any case, the company rejected the new plan within two days. “I don’t think they had time to adequately consider our revised proposal,” Ackman says.
On the proxy contest:
•	On March 17, Ackman launched a proxy battle for five of Target’s board seats. He claims that the company’s directors lack expertise in retailing, credit cards, and real estate — all skill sets that would have helped it navigate the difficult economic climate.
•	“The deficit of experience on Target’s board has contributed to the company’s underperformance,” writes Ackman in the letter he sent to shareholders.

“This proxy context is not about a deal,” says Ackman. “It’s about making sure the board is comprised of executives with relevant expertise to help guide and shape strategy going forward.”

•	“Why is it that an insular board gets to keep renewing the same guys year after year?”
On the Nominees for Shareholder Choice:
•	Though chosen by Ackman, the would-be directors are hardly your classic slate of yes-men. Interviews with each of them reveal not a unified bloc typical of proxy fights, but a collection of individuals, each with different reasons for wanting to serve. None but Ashner knew Ackman before last month, none is an investor in his funds, and each swears that he hasn’t been asked for any kind of quid pro quo.

3.	“Bill Ackman To Make Case For Changing Target Board,” by Ann Zimmerman and Leslie Eaton, the Wall Street Journal, (May 11, 2009)

On the Nominees for Shareholder Choice:
•	Mr. Ackman says his candidates will bring new ideas to the discount retailer and relevant expertise to a board he describes as slow to make critical decisions. “We’re not talking about revolution, but evolution,” he said in an interview. “We think we can make the company better.”

•	After two years of prodding Target to change its business strategy, Mr. Ackman in March launched his proxy battle. His nominees include Jim Donald, former chief executive of Starbucks Corp. and a longtime supermarket executive; Richard Vague, who has run major credit-card firms; Michael Ashner, chairman of Winthrop Realty Trust, and Ronald Gilson, an expert in corporate governance who teaches at the law schools of Stanford University and Columbia University.
On the comparison of Target and Wal-Mart:
•	“Since the fourth quarter of 2007, Wal-Mart has outperformed Target on key operating metrics, including growth in retail revenues, same-store sales, and earnings per share,” Mr. Ackman wrote in a May 1 letter to Target shareholders promoting his board slate. On Thursday, Wal-Mart announced its U.S. discount-store sales in April shot up by 5.9%, while Target reported an anemic 0.3% rise.
3.	“Ackman steps up Target seat battle,” by Jonathan Birchall and Julie MacIntosh, FT.com (May 10, 2009)
On the proxy contest:
•	“This is not a poorly managed company,” he told the Financial Times in an interview. “This is really just about improving the board.”

•	Mr. Ackman, whose Pershing Square funds control 7.8 per cent of Target shares, is also highlighting the length of the incumbency of board members. Three of the four Target directors are up for re-election, having served a decade or more. Solomon Trujillo, outgoing chief executive of Telstra, has been on Target’s board for 15 years.

•	“Is he the single best person that should be renewed for another three years? But they put him up anyway because they’ve been friends for years and they don’t want to say, ‘It’s time for you to step off’,” Mr Ackman said. Pershing Square is pressing shareholders to elect to Target’s board Mr Ackman and four others: Jim Donald, former Starbucks chief; Richard Vague, co-founder of First USA bank; Michael Ashner, a real estate executive; and Ron Gilson, an academic who specialises in corporate governance.

Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on May 1, 2009 containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target Corporation. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target Corporation on or about May 2, 2009.
SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC’s website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s definitive proxy statement.
Cautionary Statement Regarding Forward-Looking Statements
These biographies contain forward-looking statements. All statements contained in these biographies that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in these biographies.